EXHIBIT 2

                                CORVU CORPORATION

                            WARRANT WAIVER AGREEMENT

         This Warrant Waiver Agreement (the "Agreement") dated as of March 5, 2007, is made by and between ComVest Investment Partners II LLC (the "Holder") and CorVu Corporation, a Minnesota corporation (the "Company"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in that certain Protective Warrant dated as of February 11, 2005 (the "Warrant").

         WHEREAS, the Holder was issued the Warrant pursuant to the terms of that certain Securities Purchase Agreement, dated as of February 11, 2005 (the "Securities Purchase Agreement"), pursuant to which Warrant the Holder has the right to subscribe for and purchase up to 2,000,000 shares of Company Common Stock subject to certain conditions;

         WHEREAS, the Company has entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") by and among Rocket Software, Inc., a Delaware corporation ("Parent"), Rocket Software Minnesota, Inc., a Minnesota corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Merger");

         WHEREAS, in advance of and by virtue of the consummation of the Merger, the Holder or its Affiliates, as the case may be, will receive material payments in respect of other securities of the Company held by it and be paid certain fees by the Company and be afforded other benefits resulting from the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

         WHEREAS, pursuant to and as contemplated by the terms of the Merger Agreement, and as a condition to the consummation of the Merger, Holder has agreed to forever waive and disclaim any rights under the Warrant without payment, effective as of the Effective Time (as defined in the Merger Agreement);

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Waiver and Cancellation. Notwithstanding anything expressed or implied to the contrary in the Warrant, the Holder hereby forever waives and disclaims any rights under the Warrant without payment, effective as of the Effective Time, including any and all liabilities and obligations of the Company, and any rights relating or pertaining thereto of the Holder. On or prior to the Closing Date (as defined in the Merger Agreement), the Holder shall deliver the original Warrant to the Company for physical cancellation by the Company effective as of the Effective Time.

         Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.




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         Choice of Law. This Agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of New York.

         Other Terms. This Agreement represents the entire agreement of the parties hereto and supersedes in their entirety any prior or contemporaneous understandings or agreements, whether oral or written, between the Holder and the Company with respect to the Warrant, any rights that the Holder may at any time have had in respect of the Warrant, and the other matters contemplated hereby.

         Termination. This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

         Successors. This Agreement will be binding upon, and inure to the benefit of, the successors and assigns of the Company (including as the corporation surviving the Merger), Parent and the executors, administrators, heirs and legatees of Holder's estate.

         Counterparts. This Agreement may be executed by facsimile or PDF signature and in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.


                                     COMVEST INVESTMENT PARTNERS II LLC

                                     By:
                                        -------------------------------
                                     Name: Michael S. Falk
                                     Title: Managing Partner

                                     Address:
                                     ComVest Investment Partners II LLC

                                     Michael S. Falk, Managing Partner
                                     One North Clematis--Suite 300
                                     West Palm Beach, FL  33401

                                     Attn:  Michael S. Falk, Managing Partner

                                     Facsimile No.:  (212) 829-5936


                                     CORVU CORPORATION


                                     By:
                                        --------------------------
                                     Name:
                                     Title:


                                     Address: